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                      VETERINARY CENTERS OF AMERICA, INC.
                                   _________

                                 SUPPLEMENT TO

                        JOINT PROXY STATEMENT/PROSPECTUS

                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 19, 1996

     This Supplement to Joint Proxy Statement/Prospectus has been mailed to the stockholders of Veterinary Centers of America, Inc., a Delaware corporation (the "Company") on or about July 11, 1996 in order to supplement, as provided below, information contained in the Joint Proxy Statement/Prospectus of the Company, dated as of June 27, 1996 (the "Proxy Statement"), with respect to the Proposals referred to below at the Annual Meeting of Stockholders to be held on July 19, 1996.

PROPOSAL TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK AND PREFERRED STOCK (THE "AMENDMENT")

     The Amendment to the Certificate of Incorporation as currently drafted provides for an increase in the total number of authorized shares to 61,000,000, consisting of 60,000,000 shares of common stock. The Amendment as currently drafted does not provide for any increase in the authorized number of shares of preferred stock which number of shares therefore will remain at 1,000,000.

     The Amendment as originally distributed to the Company's stockholders provided for an increase in the total number of authorized shares of the Company to 77,000,000, consisting of 75,000,000 shares of common stock and 2,000,000 shares of preferred stock. Thus, the Amendment as currently drafted will reduce the proposed increase in the number of shares of authorized common stock and will not affect the authorized number of shares of preferred stock.

PROPOSAL TO APPROVE THE ADOPTION OF THE 1996 STOCK INCENTIVE PLAN (THE "PLAN")

     The Plan as currently drafted provides that the exercise price for non-statutory options shall equal or exceed the fair market value of the common stock on the date the option is granted.

     The Plan as originally distributed to the Company's stockholders did not provide an exercise price for non-statutory options. The Plan as originally distributed provided that the exercise price for incentive stock options shall equal or exceed the fair market value of the common stock on the date the option is granted (except for incentive stock options granted to individuals beneficially owning at least 10% of the outstanding securities of the Company in which case the option exercise price shall equal or exceed 110% of the fair market value of the common stock on the date the option is granted). The provisions of the Plan as originally distributed relating to incentive stock options will remain unchanged.

PREVIOUSLY SUBMITTED PROXIES

     If a stockholder previously submitted his or her proxy and does not attend the stockholder meeting and vote in person, it is intended that the Board will vote shares represented by such proxy in the manner designated in that proxy. If such stockholder desires to change his or her vote, he or she should deliver a new proxy pursuant to the instructions set forth on page 34 of the Proxy Statement. If a stockholder requires a form of proxy, he or she should contact Georgeson & Company at (800) 223-2064.

PROXY STATEMENT

     Except as provided above, all information in the Proxy Statement remains unchanged. Stockholders should refer to the Proxy Statement, which previously has been distributed to all stockholders, for information concerning the Amendment, the Plan and for further information concerning the Company, the Annual Meeting, and the other matters to be presented at the Annual Meeting.

                          ON BEHALF OF THE BOARD OF DIRECTORS

                          Robert L. Antin, Chief Executive Officer

DATED:  as of July 11, 1996

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